Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

FINANCIAL RESULTS FOR THE QUARTER AND SIX MONTHS

ENDED JUNE 30, 2005

Oak Brook, Illinois  — July 25, 2005  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and six months ended June 30, 2005.

Revenues for the quarter ended June 30, 2005 were $93.4 million compared to $72.1 million for the same period in 2004.  Although revenues declined slightly from the first quarter 2005 level of $99.9 million, the Company continued to experience good utilization of its dredging fleet through the second quarter of 2005, relative to the reduced level of utilization experienced in the second quarter of 2004.  Utilization had declined in the second quarter of 2004 due to the Army Corps of Engineers’ funding constraints, which led to a slow down in the bidding activity through the first half of 2004 and postponement of certain work in the Company’s backlog at that time.  However, it appears that the funding issues at the Corps are being moderated; therefore, utilization has improved as the Company has been able to perform on projects previously postponed or added subsequently to backlog.  Accordingly, the Company’s gross profit margin for the quarter ended June 30, 2005 improved to 12.2%, compared to 8.1% for the same quarter of 2004, primarily as a result of the higher utilization relative to the level of fixed costs, as well as improved margins inherent in the dredging projects performed during the 2005 period.

The Company’s general and administrative expenses totaled $7.0 million for the quarter ended June 30, 2005, compared to $5.4 million for the same quarter of 2004, primarily as a result of increased incentive compensation, which had been reduced in the 2004 period as the Company’s 2004 performance expectations declined.  EBITDA for the quarter ended June 30, 2005 was $10.2 million compared to $5.6 million for the same period in 2004, reflecting the improvement in utilization and margins.

Net interest expense for the quarter ended June 30, 2005 decreased to $4.6 million, compared to $7.0 million for the same period of 2004, due to a $3.4 million difference in the mark-to-market valuation of the Company’s fixed-to-floating interest rate swap.  In the second quarter of 2005, interest expense includes approximately $0.9 million of additional cash interest resulting from higher interest rates on the Company’s variable rate debt and more average outstanding borrowings on the Company’s revolver facility.

Revenues and EBITDA for the six-month period ended June 30, 2005 were $193.3 million and $15.4 million, respectively, which compare to $176.0 million and $20.4 million for the same 2004 periods.   The 2004 six-month period was impacted by the strong 2004 first quarter results achieved as the Company performed work from its backlog that had not been affected by the worsening bid market and funding conditions.

The Company incurred a net loss of $0.5 million and $5.2 million for the quarter and six months ended June 30, 2005, respectively.  This compares to a net loss of $5.4 million and $3.7 million, respectively, for the same 2004 periods.

At June 30, 2005, the Company had total debt of $258.3 million (of which $2.0 million was current), total cash and equivalents of $0.4 million, and outstanding performance letters of credit totaling $13.7 million.  Effective June 13, 2005, the Company amended its credit agreements with its senior lenders to provide it with additional liquidity to address certain near-term working capital needs.  As such, the Company’s revolver borrowing availability was increased by $5.0 million, with an offsetting decrease to the Company’s letter of credit capacity in the same amount.  The additional revolver borrowing capacity is available until the earlier of October 31, 2005 or such time that the Company collects on a certain defined contract receivable, at which time the revolver borrowing availability and letter of credit capacity revert back to the pre-amendment terms.  At June 30, 2005, the Company’s revolver borrowings totaled only $5.0 million, which was less than had been contemplated by the amendment, as the Company’s cash collections accelerated at the end of the month.  Therefore, revolver borrowing availability was $15.0 million, which remains sufficient for all foreseeable operating cash needs.

As a result of the net loss generated in the 2005 second quarter, the Company’s net worth stayed below the minimum level required in its underwriting and indemnity agreement with its surety company.  The Company has obtained a waiver of this requirement for the quarter ended June 30, 2005 from its surety company.

Dredging backlog at June 30, 2005 totaled $294.9 million, which compares to $241.7 million at March 31, 2005 and $129.1 million at June 30, 2004.  Domestic bidding activity for the second quarter of 2005 continued at a solid pace, with contract awards totaling $154.2 million, bringing the year-to-date market to $369.0 million, which is on pace with historical averages.  However, pricing continues to be competitive, so the Company’s share of work awarded in this quarter totaled only 21.0%, as it continued to bid opportunities with more reasonable margins.  The Company’s backlog at June 30, 2005 also reflects award of the full scope of a two-year dredging and reclamation project in Bahrain.   Demolition services backlog improved to $16.6 million, compared to $15.5 million at March 31, 2005 and $12.6 million at June 30, 2004.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 115-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and six months ended June 30, 2005 and 2004 were:

	Quarter ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenues	$93.4	$72.1	$193.3	$176.0

Gross profit	$11.4	$5.8	$18.4	$22.2

General and administrative	(7.0)	(5.4)	(13.7)	(12.5)
Amortization of intangible assets	(0.2)	(1.1)	(0.4)	(2.9)
Subpoena-related expenses	(0.9)	(0.9)	(1.8)	(0.9)

Operating income (loss)	$3.3	$(1.6)	$2.5	$5.9

Net loss	$(0.5)	$(5.4)	$(5.2)	$(3.7)

Adjusted for:
Interest expense, net	4.6	7.0	10.9	11.6
Income tax benefit	(0.1)	(2.4)	(2.6)	(1.1)
Depreciation and amortization	6.2	6.4	12.3	13.6

EBITDA	$10.2	$5.6	$15.4	$20.4

Net cash flows from operating activities	$(1.6)	$0.4	$(3.2)	$7.3

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Tuesday, July 26, 2005 at 2:00 p.m., C.S.T.  The call in number is 877-236-1078 and the conference identification code is Great Lakes.   The conference call will be available by replay for two weeks, by calling 800-753-4606.